CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Pro Elite, Inc.

We hereby consent to the use in the Prospectus constituting part of the Amendment No. 3 to Form SB-2 Registration Statement of our report dated April 2, 2007, except for Note 14, as to which the date is April 23, 2007, on the consolidated financial statements of Pro Elite, Inc. as of December 31, 2006 and for the period from August 10, 2006 (date of inception) to December 31, 2006, which appears in such Prospectus. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ GUMBINER SAVETT INC.
__________________________
GUMBINER SAVETT INC.

Santa Monica, California
April 23, 2007